Exhibit 99.1

McDermott Reports First Quarter 2013 Financial Results

EPS of $0.09; $1.0 Billion of New Bookings Added to Backlog

HOUSTON--(BUSINESS WIRE)--May 8, 2013--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported net income of $20.6 million, or $0.09 per fully diluted share, for the quarter ended March 31, 2013. The results for the first quarter 2013 compared to income from continuing operations of $61.9 million, or $0.25 per fully diluted share, in the corresponding period of 2012. Weighted average common shares outstanding on a fully diluted basis were approximately 239.2 million and 237.3 million in the quarters ended March 31, 2013 and 2012, respectively.

McDermott’s revenues were $807.5 million for the first quarter 2013, an increase of 11 percent compared to $727.7 million in the corresponding period of 2012. The year-over-year increase was primarily due to an approximately $48.6 million increase in revenues in the Atlantic segment as a result of increased fabrication activity, coupled with increased revenues in the Asia Pacific and Middle East segments.

The Company’s operating income in the first quarter 2013 was $53.0 million, a decrease of $27.2 million compared to $80.2 million in the first quarter 2012. The first quarter 2013 results were affected by operating losses in the Middle East and Atlantic segments, partially offset by stronger operating income in our Asia Pacific segment. In the first quarter 2013, operating losses in the Middle East segment totaled approximately $18.5 million compared to operating income of $34.7 million for the corresponding prior year period, a decline primarily attributable to execution plan changes on a project at an advanced stage of completion, which resulted in cost increases associated with hook-up activities and the use of third-party vessels. In addition, the decline in operating income was due to lower asset utilization and project activity compared to the prior year. The operating loss for the Atlantic segment changed by approximately $4.4 million to a loss of approximately $16.4 million due to increased support costs associated with lower marine asset utilization.

Operating income in the Asia Pacific segment increased approximately $30.5 million to $88.0 million in the first quarter 2013, primarily due to the successful execution and change orders on a key project as well as cost savings on other projects offset by approximately $4.1 million in increased costs estimates for one of our marine subsea projects. In addition, an approximately $12.3 million or $0.05 per diluted share gain on the sale of the DB 26 was recognized during the quarter for the segment.

The Company’s other expense for the first quarter 2013 was $1.4 million, a reduction of $11.9 million compared to other income of $10.5 million in the first quarter 2012, primarily due to net losses on foreign currency related items.

During the quarter, the Company booked approximately $1.0 billion in new orders including two projects in the Arabian Gulf. In addition, at March 31, 2013 the Company had approximately $5.6 billion in bids and change orders outstanding. The Company has also identified $10.1 billion in target project opportunities that the Company expects to bid in the next five quarters.

At March 31, 2013, the Company’s backlog was $5.3 billion, compared to $5.8 billion and $5.1 billion at March 31, 2012 and December 31, 2012, respectively. Of the March 31, 2013 backlog, approximately $428.9 million was derived from five projects currently in a loss position, of which 93 percent relate to a project in the Asia Pacific segment and the five-year charter in Brazil. In addition, the backlog includes approximately $165.6 million for one project under deferred profit recognition.

“Although the final phases of an otherwise well-executed project in the Middle East challenged us this quarter, I am pleased with our successful completion of a key project in the Asia Pacific segment,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “With the sale of the DB 26 and our expansion of our subsea engineering talent through the acquisition of DeepSea group, McDermott is making steady progress on its strategic transformation. We remain focused on winning work for which we can provide a cost-effective solution and execute successfully for our customers and for our shareholders.”

Balance Sheet Summary

As of March 31, 2013, McDermott reported total assets of approximately $3.2 billion. Included in this amount was $502.4 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $616.2 million. Additionally, total equity was $2.0 billion, or approximately 62% of total assets, with total debt of $101.2 million.

OTHER INFORMATION

Conference Call

McDermott has scheduled a conference call and webcast related to its first quarter 2013 results on Thursday, May 9, 2013, at 9:00 a.m. U.S. Central Daylight Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company's website. The replay will also be available on the Company's website following the end of the live call.

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, bookings, bidding, change orders outstanding and target project opportunities, to the extent each of these items may be viewed as an indicator of future revenues, McDermott’s expectations on the timing for bidding target project opportunities and McDermott’s progress on its strategic transformation. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2013	2012
	(In thousands)

Revenues	$807,488	$727,678

Costs and Expenses:
Cost of operations	712,814	597,434
Selling, general and administrative expenses	52,226	46,611
Gain on asset disposals	(14,716)	(226)

Total costs and expenses	750,324	643,819

Equity in Loss of Unconsolidated Affiliates	(4,131)	(3,683)

Operating Income	53,033	80,176

Other Income (Expense):
Interest income	342	1,634
Gain (loss) on foreign currency – net	(2,526)	9,441
Other income (expense) – net	782	(581)

Total other income (expense)	(1,402)	10,494

Income from continuing operations before provision for income taxes and noncontrolling interests	51,631	90,670

Provision for Income Taxes	27,313	28,743

Income from continuing operations before noncontrolling interests	24,318	61,927

Gain on disposal of discontinued operations	-	257
Income from discontinued operations, net of tax	-	3,240

Total income from discontinued operations, net of tax	-	3,497

Net Income	24,318	65,424

Less: Net Income Attributable to Noncontrolling
Interests	3,765	2,666

Net Income Attributable to McDermott International, Inc.	$20,553	$62,758

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended March 31,
	2013	2012
	(In thousands, except share and per share amounts)

Income from continuing operations less noncontrolling interests	$20,553	$59,261
Income from discontinued operations, net of tax	-	3,497
Net income attributable to McDermott International, Inc.	$20,553	$62,758

Weighted average common shares (basic)	235,941,185	235,208,252
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	3,258,696	2,124,375
Adjusted weighted average common shares and assumed exercises of
stock options and vesting of stock awards (diluted)	239,199,881	237,332,627

Basic earnings per share:
Income from continuing operations less noncontrolling interests	0.09	0.25
Income from discontinued operations, net of tax	-	0.01
Net income attributable to McDermott International, Inc.	0.09	0.27

Diluted earnings per share:
Income from continuing operations less noncontrolling interests	0.09	0.25
Income from discontinued operations, net of tax	-	0.01
Net income attributable to McDermott International, Inc.	0.09	0.26

SUPPLEMENTARY DATA

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Depreciation & amortization expense	$20,222	$23,276
Drydock amortization expense	$5,550	$7,112
Capital expenditures	$37,649	$44,751
Backlog	$5,297,981	$5,806,633

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$461,535	$640,147
Restricted cash and cash equivalents	21,942	18,116
Accounts receivable--trade, net	443,182	428,800
Accounts receivable--other	65,561	75,461
Contracts in progress	544,404	560,154
Deferred income taxes	6,888	9,765
Assets held for sale	1,396	2,679
Other current assets	42,436	54,667

Total Current Assets	1,587,344	1,789,789

Property, Plant and Equipment	2,155,243	2,115,176
Less accumulated depreciation	(828,223)	(833,385)

Net Property, Plant and Equipment	1,327,020	1,281,791
Investments	18,936	26,750
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	35,233	37,435
Assets Held for Sale	12,243	26,758
Other Assets	159,040	129,902

Total Assets	$3,181,018	$3,333,627

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$44,025	$14,146
Accounts payable	302,250	400,007
Accrued liabilities	332,358	369,418
Advance billings on contracts	206,010	241,696
Deferred income taxes	16,027	10,758
Income taxes payable	70,425	76,986

Total Current Liabilities	971,095	1,113,011

Long-Term Debt	57,188	88,562
Self-Insurance	24,141	22,641
Pension Liability	24,757	25,069
Other Liabilities	136,949	132,239
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 243,778,369 and
243,442,156 shares at March 31, 2013 and December 31, 2012, respectively	243,778	243,442
Capital in excess of par value	1,394,859	1,391,271
Retained earnings	466,309	445,756
Treasury stock, at cost, 7,359,501 and 7,574,903 shares at March 31, 2013 and December 31, 2012,
respectively	(99,688)	(98,725)
Accumulated other comprehensive loss	(100,697)	(94,413)

Stockholders’ Equity--McDermott International, Inc.	1,904,561	1,887,331
Noncontrolling Interests	62,327	64,774

Total Equity	1,966,888	1,952,105
Total Liabilities and Equity	$3,181,018	$3,333,627

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,318	$65,424
Less: Income from discontinued operations, net of tax	-	3,497

Income from continuing operations	24,318	61,927
Non-cash items included in net income:
Depreciation and amortization	20,222	23,276
Drydock amortization	5,550	7,112
Equity in loss of unconsolidated affiliates	4,131	3,683
Gain on asset disposals	(14,716)	(226)
Benefit for deferred taxes	5,332	(4,131)
Other non-cash items	2,391	3,803
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(6,573)	50,017
Net contracts in progress and advance billings on contracts	(19,935)	65,363
Accounts payable	(125,234)	(55,292)
Accrued and other current liabilities	(20,774)	(10,040)
Pension liability and accrued postretirement and employee benefits	(19,657)	7,489
Other assets and liabilities	(42,170)	19,880

TOTAL CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES--CONTINUING OPERATIONS	(187,115)	172,861

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(37,649)	(44,751)
Increase in restricted cash and cash equivalents	(3,826)	(2,870)
Purchases of available-for-sale securities	(3,744)	(40,319)
Sales and maturities of available-for-sale securities	31,193	94,380
Proceeds from sale and disposal of assets	35,621	226
Other investing activities	(4,596)	(2,376)

NET CASH PROVIDED BY INVESTING ACTIVITIES--CONTINUING OPERATIONS	16,999	4,290

NET CASH PROVIDED BY INVESTING ACTIVITIES--DISCONTINUED OPERATIONS	-	60,671

TOTAL CASH PROVIDED BY INVESTING ACTIVITIES	16,999	64,961

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt	(1,494)	(1,494)
Distributions to noncontrolling interests	(6,200)	(15,733)
Other financing activities	(1,015)	(1,784)

TOTAL CASH USED IN FINANCING ACTIVITIES--CONTINUING OPERATIONS	(8,709)	(19,011)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	213	(700)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(178,612)	218,111

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	640,147	570,854

CASH AND CASH EQUIVALENTS AT END OF PERIOD--CONTINUING OPERATIONS	$461,535	$788,965

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$25,916	$16,036

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steven D. Oldham, (281) 870-5147
Vice President, Treasury and Investor Relations
soldham@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com